EXHIBIT 10(d)(3)

Name and Principal Position	Additional Awards*

Michael H. Madison - President and Chief Executive Officer	$108,301
Dilek Samil - President and Chief Operating Officer (Cleco Power LLC)	$77,279
Kathleen F. Nolen - Senior Vice President and Chief Financial Officer	$18,160
R. O'Neal Chadwick, Jr. - Senior Vice President and General Counsel	$57,879
Samuel H. Charlton III - Senior Vice President and Chief Operating Officer (Cleco Midstream Resources LLC)	$69,128

* Subject to possible reduction by the Committee prior to payment.